EXHIBIT 23.2

Consent of KPMG LLP

The Board of Directors

Power Integrations, Inc.:

We consent to incorporation by reference in this registration statement on Form S-8 of Power Integrations, Inc. of our report dated January 17, 2003, with respect to the consolidated balance sheet of Power Integrations, Inc. and subsidiaries as of December 31, 2002 and the related consolidated statements of income, cash flows, and stockholders’ equity for the year then ended, and the related schedule, which report appears in the Form 10-K for the year ended December 31, 2002.

/s/    KPMG LLP

Mountain View, California

January 21, 2004